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                                                                    Exhibit 99.1

      OMNISKY ANNOUNCES SALE OF SUBSTANTIALLY ALL OF ITS ASSETS, INCLUDING
            SUBSCRIBER BASE, TO EARTHLINK THROUGH CHAPTER 11 FILING

SAN FRANCISCO, CA - DECEMBER 7, 2001 - OmniSky Corporation announced today that it has signed a definitive purchase agreement with EarthLink, Inc. (NASDAQ:
ELNK) providing for EarthLink's acquisition of substantially all of OmniSky's assets, including its subscriber base. As part of the transaction, OmniSky and EarthLink intend to transition OmniSky's subscribers to EarthLink with the intention of continuing uninterrupted wireless service to those subscribers.

To effect the transaction, OmniSky also announced that it intends, together with its U.S. subsidiaries, to voluntarily file for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. The closing of the transaction is subject to customary closing conditions, including approval of the bankruptcy court and a bankruptcy court-supervised overbidding process, where bidders with higher and better offers may emerge.

The Chapter 11 filing is expected to enable OmniSky to maintain its operations and continue to provide wireless service to its subscribers during the sale approval and transition process. "This filing is intended to protect and maximize the value of our business for the benefit of all of our stakeholders and to preserve uninterrupted service for our subscribers until they can be transitioned to EarthLink," said Patrick McVeigh, OmniSky's Chairman and Chief Executive Officer. While the bankruptcy court reviews the proposed sale to EarthLink and other offers that may emerge, OmniSky believes that it has sufficient cash on hand to finance its operations, including supporting the company's post-petition trade and employee obligations, as well as its ongoing operating needs during the process.

SAFE HARBOR

The foregoing information contains forward-looking statements that are based on OmniSky's current expectations. These expectations are subject to risks, uncertainties and other factors that could differ materially from those referred to in these forward-looking statements.

The OmniSky name and logo are trademarks of OmniSky Corporation. All other trademarks are the property of their respective owners.

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Contact(s):
Michael Schnabel
Director of Finance
(415) 764-2201

investors@omnisky.com


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